Exhibit 99.1

Press Release

I-many Reports Record Third Quarter 2007 Financial Results

EDISON, N.J., October 30, 2007 –I-many, Inc. (NASDAQ:IMNY), the leading provider of contract management software and services for the enterprise, reported record financial results for the third quarter ended September 30, 2007.

Q3 2007 Financial Highlights

•	Net revenues increased for the fifth consecutive quarter to $10.7 million, up 7% sequentially and up 43% year over year

•	Gross value of license contracts signed increased 121% vs. Q3 2006

•	Recurring revenue up 22% vs. Q3 2006 to a record $5.0 million

•	Deferred revenue and unamortized software subscriptions up 28% vs. Q3 2006 to a record $33.8 million

Financial Results for Q3 2007

Summary of third quarter performance as compared to the previous and same year-ago periods:

On a generally accepted accounting principles (GAAP) basis, net revenues totaled $10.7 million, an increase of 7% from $10.0 million reported in the previous quarter, and an increase of 43% from $7.5 million reported a year ago.

Net revenues exclude the portion of the gross value of license and service contracts signed during the quarter that the company cannot recognize until future periods, including the portion of new contracts related to multi-year software subscriptions. For additional analysis of the company’s performance, see the discussion of non-GAAP financial results, below.

Recurring revenue generated from software subscriptions, maintenance, support, and hosting totaled a record $5.0 million in the third quarter, an increase of 4% from $4.8 million in the previous quarter and an increase of 22% from $4.1 million reported in the same period a year ago.

Services revenue from professional services totaled $3.5 million, an increase of 12% from $3.2 million reported in the previous quarter and an increase of 20% from $3.0 million in the same period a year ago.

License revenue, representing one-time perpetual license fees from product sales, totaled $2.2 million, an increase of 5% from $2.1 million in the previous quarter and an increase of 396% from $0.4 million in the same period a year ago.

Total expenses were $12.0 million, a decrease of 10% from $13.4 million in the previous quarter and approximately unchanged from a year ago.

Net loss per share was $(0.02), which was a substantial improvement from a net loss of $(0.06) in the previous quarter and a net loss of $(0.08) a year ago.

Research and development expense totaled $3.8 million in the third quarter, which decreased 8% from $4.1 million in the previous quarter and was 15% higher than the $3.3 million expensed in the third quarter of 2006.

Quarter-end cash, restricted cash and short-term investments totaled $10.7 million as expected. This compares to $14.2 million at the previous quarter-end and $13.3 million a year ago.

Non-GAAP Financial Results

Management believes certain non-GAAP financial results may present a useful picture of the company’s progress as it includes software subscriptions in its licensing mix. (See “Use of Non-GAAP Financial Information,” below.)

These non-GAAP results include the gross value of license contracts signed, which the company calls “bookings” and which totaled $3.9 million in the third quarter of 2007. This represents a decrease of 25% from $5.2 million signed in the prior quarter and an increase of 121% from $1.8 million signed in the third quarter of 2006.

These new contracts increased the amount of unamortized software subscriptions to be recognized over the next five years to a record $19.2 million, up 5% from $18.2 million at the end of the prior quarter and an increase of 50% from $ 12.7 million at the end of the third quarter of 2006. (The company defines “unamortized software subscriptions” as the remaining portion of non-cancellable subscription contracts that have been signed but not yet recognized into revenue.)

The combined amount of deferred revenue and unamortized software subscriptions reached a record $33.8 million at the end of the quarter, an increase of 3% from $32.9 million at the end of the prior quarter and up 28% from $26.4 million at the end of the third quarter 2006. Reflecting the increasing contribution of subscription revenue, the amount of recurring revenue generated from subscription contracts signed in prior periods and recorded in the third quarter of 2007 reached a record $1.3 million, an increase of 18% from $1.1 million recorded in the previous quarter and up 59% from $797,000 recorded in the third quarter of 2006.

Other Q3 2007 Highlights

Significant events in the third quarter included:

•

10 new license transactions exceeding $50,000 in gross value were signed during the quarter, as compared to eight in the previous quarter and five in the same period a year ago. These new transactions averaged approximately $292,000 in net software license value, as compared to $449,000 in the previous quarter and $266,000 in the same period a year ago. (“Net software license value” represents the perpetual license fee or the net present value of non-cancellable subscription payments, exclusive of the value of maintenance and support.) Three of these new transactions were subscriptions. Two transactions were in the company’s Industry Solutions market segment, with the one new enterprise customer in the Life Sciences segment.

•

A leading global biopharmaceutical company and an I-many customer since 2003 licensed I-many’s next generation Contract Management Suite for Life Sciences to help manage an annual revenue stream of more than $2.9 billion.

•

One of world’s top research-focused healthcare companies in the fields of pharmaceuticals and diagnostics and a member of the Fortune Global 200 extended its four-year relationship with I-many by licensing the next generation I-many Contract Management Suite for Life Sciences to help it manage more than $28 billion in pharmaceutical sales. The initial implementation will include I-many CARS® NG, I-many Medicaid, and I-many Government Pricing.

•	I-many Medicaid State Supplemental was licensed by a subsidiary of a major pharmaceutical and medical device company with more than $38 billion in annual revenues and member of the Fortune Global 200.

•	A top five global generics pharmaceutical company, with more than $1.3 billion in annual revenue, selected I-many CARS NG for managing rebate contracts and chargebacks. This new customer raised the total number of pharmaceutical companies committed to I-many’s next generation platform to 26 as of the end of the third quarter.

•

Recognized $2.1 million of revenue during the quarter based on reaching a “go live” status on three I-many Contract Manager™ implementations including a diversified manufacturing and defense contractor, one of the nation’s leading pharmaceutical companies, and a leading manufacturer of imaging products.

“The dramatic doubling of the number of major transactions and subsequent increase in bookings versus last year was the major highlight for the quarter,” said John A. Rade, I-many’s chairman, president and CEO, “This performance exceeded our expectations in a period that is traditionally soft, and drove our fifth straight quarter of revenue growth. This is a direct result of the enthusiastic demand for our new Contract Management Suite for Life Sciences by the world’s top pharmaceutical companies and a number of successfully completed implementations. Our accomplishments this quarter further solidifies our dominance in this industry, where an estimated 95 percent of all prescriptions filled in the U.S. pass through an I-many system.”

Kevin M. Harris, I-many’s CFO added, “After peaking in the first quarter, our R&D expense ticked down again this quarter, continuing the trend toward lower R&D expense that we planned for in the second half of 2007 and contributing to a 10% reduction in expenses for the quarter over last. We also see this third quarter representing the low water mark of our cash reserves, as we expect to build cash in this final quarter and stay on track to reaching our goals for 2007.”

Conference Call

I-many will hold a conference call to discuss these third quarter results today at 4:30 p.m Eastern Time. I-many Chairman, President and CEO John A. Rade and CFO Kevin M. Harris will host the presentation, followed by a question and answer period.

Dial-In Number: 1-888-694-4728

International: 1-973-582-2745

Conference ID#: 9338117

The call is also being webcast and will be accessible via I-many’s investor section at www.imany.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization and ask you to wait until the call begins. If you have any difficulty connecting with the conference call, please contact the Liolios Group at (949) 574-3860.

A replay of the call will be available after 7:30 p.m. Eastern Time and until November 30, 2007:

Toll-free replay number: 1-877-519-4471

International replay number: 1-973-341-3080

Replay Pin#: 9338117

Use of Non-GAAP Financial Information

The company supplements its GAAP financial statements in this release and in its annual report on Form 10-K with a reconciliation of the non-GAAP gross value of license transactions to its reported GAAP license revenues. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. Following the balance sheet and income statement, management has included a table that shows the results for the third quarter 2007 compared to the comparable periods in 2006 for new license transactions including subscription contracts, the recognition into reportable license revenue of deferred non-subscription license transactions, and the reconciliation of those numbers to total license revenue according to GAAP. Management believes its inclusion can enhance an overall understanding of the company’s past operational performance and also its prospects for the future. This reconciliation of license revenues is made with the intent of providing both management and investors with a more complete understanding of the revenue performance of the company, as opposed to GAAP revenue results, which do not include the impact of newly-executed subscription agreements and other deferred revenue arrangements that are material to the ongoing performance of the company’s business. This information quantifies the various components comprising current license revenue, which in each quarter consists of the gross value of revenues from licenses sold in current periods plus revenues deferred from prior periods, less revenue deferred from licenses sold in current periods. Management uses this information as a basis for planning and forecasting core business activity in future periods and believes it is useful in understanding our results of operations. The presentation of this additional revenue information is not meant to be considered in isolation or as a substitute for revenues reported in accordance with generally accepted accounting principles in the United States.

About I-many

I-many, Inc. is a leading provider of contract management software and services for the enterprise. With more than 280 customers across 21 industries worldwide, I-many is enabling businesses to manage the entire contract lifecycle, from pre-contract processes and contract management to active compliance and contract optimization. The result is an end-to-end solution that provides enterprises with greater levels of insight into contract performance, allowing companies to improve profitability and achieve measurable return on investment. For more information, please visit www.imany.com.

This news release contains forward-looking statements, and actual results may vary from those expressed or implied herein. Factors that could affect these results include the risk of unforeseen technical or practical impediments to planned software development, which could affect the company’s product release timetable; the risk that the ratio of subscription license sales to perpetual license sales could be higher than anticipated, possibly leading to lower revenue in current periods and less cash than predicted in the near term; the risk of lower demand for the company’s new products than management anticipates; the inherent risks of large software implementation projects, which can cause customer disagreements that could affect I-many’s ability to collect both services and license revenue, whether recognized or deferred; the possibility that customers could cancel maintenance and support services at the time of annual renewal, which could decrease I-many’s base of recurring revenue; the possibility that extraordinary events outside the company’s control could extend the length of the sales cycle for the company’s products or make the market for the company’s products more unpredictable; the risk that the company will not be successful in opening new markets for its products; and other risk factors set forth from time to time in the company’s filings with the Securities and Exchange Commission.

I-MANY, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Net Revenues:
Recurring	$4,965	$4,082	$14,146	$11,738
Services	3,529	2,945	9,681	8,697
License	2,204	444	5,239	1,549

Total net revenues	10,698	7,471	29,066	21,984

Operating expenses:
Cost of recurring revenue	1,404	1,643	4,778	4,711
Cost of services revenue	2,686	2,861	8,606	7,704
Cost of third-party technology	79	128	233	245
Amortization of acquired intangible assets	46	46	139	436
Sales and marketing	2,269	2,001	7,146	6,654
Research and development	3,756	3,258	12,148	9,399
General and administrative	1,473	1,376	4,602	4,053
Depreciation	259	218	664	579
Restructuring and other charges	10	24	91	68

Total operating expenses	11,982	11,555	38,407	33,849

Loss from operations	(1,284)	(4,084)	(9,341)	(11,865)

Other income, net	57	143	378	417

Net loss	$(1,227)	$(3,941)	$(8,963)	$(11,448)

Basic and diluted net loss per common share	$(0.02)	$(0.08)	$(0.17)	$(0.24)

Weighted average shares outstanding	51,828	47,457	51,646	47,096

I-MANY, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2007	December 31, 2006
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$10,173	$17,232
Restricted cash	80	80
Accounts receivable	6,736	8,120
Other current assets	539	766

Total current assets	17,528	26,198

Property and equipment, net	1,591	1,341
Restricted cash	438	427
Other assets	122	121
Acquired intangible assets, net	93	231
Goodwill	8,667	8,667

Total assets	$28,439	$36,985

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$6,804	$7,224
Current portion of deferred revenue	13,897	15,773
Current portion of capital lease obligations	286	154

Total current liabilities	20,987	23,151

Deferred revenue, net of current portion	1,693	1,256
Other long-term liabilities	1,147	1,124

Stockholders’ equity	4,612	11,454

Total liabilities and stockholders’ equity	$28,439	$36,985

Reconciliation of Gross Value of License Bookings to Reportable License Revenue

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
	(AMOUNTS IN THOUSANDS)
Gross value of license contracts sold:
Health and Life Sciences	$3,462	$1,417	$11,958	$8,646
Industry Solutions	423	341	733	1,735

	3,885	1,758	12,691	10,381
Add license revenue recorded in current quarter from contracts sold in prior periods:
Health and Life Sciences	207	0	1,057	0
Industry Solutions	609	0	719	0

	816	0	1,776	0
Less value of license contracts sold in current quarter and deferred to future periods:
Health and Life Sciences	2,434	980	8,939	7,135
Industry Solutions	63	334	289	1,697

	2,497	1,314	9,228	8,832
License revenue recorded:
Health and Life Sciences	1,235	437	4,076	1,511
Industry Solutions	969	7	1,163	38

	$2,204	$444	$5,239	$1,549

Note: Consistent with the company’s reclassification of subscription revenues, which are now included in Recurring revenue, subscription revenues are no longer included in the amounts in the line item titled, “Add license revenue recorded in current quarter from contracts sold in prior periods.” The results have been updated with this reclassification for both the current and comparable periods. This line item will still include fees from perpetual license sales which had not been fully recognized as revenue at the time of the sale.

Company Contact:

I-many, Inc.

Kevin Harris, CFO, 732-452-1515

kharris@Imany.com

or

Investor Relations:

Liolios Group, Inc.

Ron Both or Geoffrey Plank, 949-574-3860

info@liolios.com

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